Exhibit 99.5


                       [Letterhead of Ernst & Young LLP]

                       Report of Independent Accountants



Board of Directors, Regions Bank
Owner Trustee, Regions Auto Receivables Trust 2002-1
Indenture Trustee, Regions Auto Receivables Trust 2002-1

We have examined management's assertions, included in the accompanying Officer's Certificate of Master Servicer that Regions Bank (the Company), as Master Servicer, a wholly owned subsidiary of Regions Financial Corporation, has fulfilled its obligations in all material respects under Sections 4.01 through 4.09, 5.01(a) through (d), and 5.02 through 5.08 of the Sale and Servicing Agreement dated November 15, 2002, as of December 31, 2002 and for the period from November 15, 2002 to December 31, 2002. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the aforementioned requirements for the period from November 15, 2002 to December 31, 2002 is fairly stated, in all material respects.

We are independent auditors with respect to the Company within the meaning of the Securities Act of 1933 (the "Act") and the applicable rules and regulations thereunder adopted by the SEC.

This report is intended solely for the information and use of the board of directors and management of the Company and should not be referred to or distributed for any other purpose to anyone who is not authorized to receive such information as specified in the Agreement or in the Exhibits attached. However, this report is a matter of public record as a result of being included as an exhibit to the annual report on Form 10-K prepared by the Company and filed with the Securities and Exchange Commission on behalf of Regions Acceptance, LLC and its distribution is not limited.

                                        /s/ Ernst & Young LLP

Birmingham, Alabama
March 28, 2003

                                 REGIONS BANK

                     Annual Master Servicer's Certificate

     The undersigned hereby certifies that he is a Responsible Officer of Regions Bank, an Alabama banking corporation (the "Master Servicer"), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of the Master Servicer and, as required by Section 4.10 of the Sale and Servicing Agreement, dated as of November 15, 2002 (the "Sale and Servicing Agreement"), among Wachovia Bank of Delaware, National Association, acting not in its individual capacity but solely as owner trustee of Regions Auto Receivables Trust 2002-1, as Issuer, Regions Acceptance LLC, as Depositor, Regions Bank, as Seller, Master Servicer, Administrator and Custodian, and The Bank of New York, as Indenture Trustee, represents, warrants and further certifies in his official capacity, in the name of and behalf of the Master Servicer, that:

          1. I am responsible for reviewing the performance of the activities of the Master Servicer under the Sale and Servicing Agreement and I have made a review of the performance of the activities of the Master Servicer and the performance of its obligations under the Sale and Servicing Agreement during the period from November 15, 2002 through Deccember 31, 2002 (the "Period"); and

          2. To the best of my knowledge, based on my review, the Master Servicer has fulfilled all of its obligations, including but not limited to the obligations specified under Sections 4.01 through 4.09, 5.01(a) through (d) and 5.02 through 5.08, under the Sale and Servicing Agreement throughout the Period.

     Capitalized terms used herein and not defined herein shall have the meanings specified therefor in the Sale and Servicing Agreement.

IN WITNESS WHEREOF, I have hereunto set my hand this 28 day of March 2003.

                                                 REGIONS BANK


                                                 By: /s/ Charles Elliott
                                                     --------------------------
                                                     Name:  Charles Elliott
                                                     Title:  Vice President

                       [Letterhead of Ernst & Young LLP]

                   Independent Auditors' Report on Compliance

Board of Directors, Regions Bank
Indenture Trustee, Regions Auto Receivables Trust 2002-1
Owner Trustee, Regions Auto Receivables Trust 2002-1

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated statement of condition of Regions Financial Corporation and subsidiaries (the Company) as of December 31, 2002, and the related consolidated statement of income, changes in stockholders' equity and cash flows for the period ended December 31, 2002, and have issued our report thereon dated February 28, 2003.

In connection with our audit, nothing came to our attention that caused us to believe that the Company failed to comply with the terms, covenants, provisions, or conditions of Sections 4.01 thru 4.09, 5.01(a) thru (d), and
5.02 thru 5.08 of the Sale and Servicing Agreement dated November 15, 2002, insofar as they relate to accounting matters. However, our audit was not directed primarily toward obtaining knowledge of such noncompliance.

This report is intended solely for the information and use of the Board of Directors and management of Regions Bank, The Bank of New York, as Indenture Trustee, Wachovia Bank of Delaware, National Association, as Owner Trustee, and is not intended to be and should not be used for anyone other than the specified parties.

                                                /s/ Ernst & Young LLP

Birmingham, Alabama
March 28, 2003